Exhibit 99.1

News Release
For immediate release

Christy McElroy
904 598 7616
ChristyMcElroy@regencycenters.com

Regency Centers Receives Green Lease Leaders Gold Recognition for Sustainability

JACKSONVILLE, Fla. (May 18, 2022) – Regency Centers Corporation (“Regency” or the “Company”) (Nasdaq: REG) is pleased to announce that it has been included in the 2022 Green Lease Leaders list with Gold recognition, granted by the Institute for Market Transformation and the U.S. Department of Energy’s Better Buildings Alliance. This award sets national standards for a green lease while recognizing landlords and tenants who modernize their leases to spur collaborative action on energy efficiency, cost savings, air quality, and sustainability in buildings. Throughout the years, Regency Centers has made great efforts to reduce environmental impacts through high-performing buildings and strong partnerships with participating tenants.

“We are proud to be recognized for our efforts to further incorporate our goals for environmental stewardship into our day-to-day operations,” said Lisa Palmer, President and Chief Executive Officer. “We continue to partner with our tenants, and all other stakeholders, to collectively embrace greener initiatives and work toward a more sustainable future.”

About Regency Centers Corporation (Nasdaq: REG)

Regency Centers is a preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.

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